                                                                   EXHIBIT 10(D)


                              EMPLOYMENT AGREEMENT

        THIS AGREEMENT, is made as of this 1ST day of JANUARY, 1997, by and among Iroquois Bancorp, Inc., a New York corporation ("Iroquois"), CAYUGA SAVINGS BANK ("Member Bank") (Iroquois and Member Bank each an "Employer" and collectively, "Employers") and ANTHONY Shay, a New York State resident (the "Executive").

        WHEREAS, the services of the Executive and the Executive's managerial experience is of great value to the Employers; and

        WHEREAS, the Employers and the Executive desire and agree to enter into and/or continue the employment relationship by means of this Employment Agreement.

        NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and among the parties as follows:

1.      EMPLOYMENT AND DUTIES.

(a) Iroquois and Member Bank each hereby employ the Executive as VICE PRESIDENT, OPERATIONS AND SUPPORT SERVICES of CAYUGA SAVINGS BANK, with all the powers and duties customary to such position in similar corporations and banking institutions, and the Executive hereby accepts such employment. The Executive shall perform such other duties and have such other powers and responsibilities as may be assigned to the Executive by the Employers and which are commensurate with the Executive's position. The Executive shall report directly to the president/chief executive officer of Iroquois or such other executive officer as the president/chief executive officer may designate or to the board of directors of the Employers, as appropriate.

(b) During the term of this Agreement, the Executive shall devote his or her entire time and attention to the business and affairs of the Employers and shall do all that is reasonably in his or her power to promote, develop, and extend the business of Iroquois and its affiliates. The Executive shall at all times during employment hereunder, conduct himself or herself faithfully and diligently in a manner consistent with the position and shall not knowingly perform any act contrary to the best interests of the Employers or any affiliate thereof.

2.      TERM.

Unless sooner terminated as provided by Section 5 herein, the term of this Agreement shall be one year commencing as of January 1, 1997. The term may be renewed annually by affirmative action of the boards of directors of the Employers upon the same terms and conditions and at such compensation level determined appropriate by the boards of directors at the time of renewal. Employers shall notify the Executive of the Employers' intention not to renew this Agreement not less than thirty (30) days prior to expiration of the initial term of this Agreement or any renewal of such term.

3.      COMPENSATION.

(a) The annual base salary of the Executive during the initial term of this Agreement shall be $85,300.00, subject to adjustment at the time of renewal by the appropriate board of directors.

        The Executive will be advised of any adjustment to base salary not later than forty-five (45) days after the commencement of the renewal term. Any such adjustment in base salary however, shall be made in the sole discretion of such board of directors, and nothing herein contained shall be construed to provide the Executive with any assurance that base salary will be increased upon affirmative renewal of this Agreement.

(b) The Executive, if otherwise eligible under any particular program or plan, shall participate in any bonus or incentive compensation plan, stock purchase or stock option plan, profit sharing plan, retirement plan, supplemental retirement plan or other plan or program designed for or available generally to senior management of Iroquois and its affiliates.

4.      ADDITIONAL BENEFITS.

(a) The Executive shall be entitled to reimbursement of reasonable expenses incurred in the performance of the duties required hereunder in furtherance of the business of the Employers and affiliates of the Employers, upon submission of appropriate invoices or vouchers documenting such expenses and provided such expenditures were consistent with the Employers' policies.

(b) The Executive shall be eligible for FOUR (4) weeks of paid vacation in any calendar year, to be taken at such time or times as the Executive shall elect in accordance with Employers' policies then in effect. Unused vacation may not be accrued or carried over from year to year.

(c) The Executive shall be eligible to receive full salary during any period of disability, subject to a limitation of eighteen (18) months of continued salary and benefits with respect to any single disability. In the event that the Executive is entitled to payments under any disability insurance policy during such period of disability, the aggregate payments from such disability insurance coverage and from the Employers for salary and benefits shall not exceed an amount equal to the Executive's full salary and benefits for such period.

(d) The Executive shall be eligible to participate in any Employer group medical or hospitalization insurance plan and in any other fringe benefit plan generally available to employees of the Employers. The Executive may also be entitled to special fringe benefits, if applicable, as identified on Schedule A attached hereto, which Schedule may be amended by the appropriate board of directors at the time of renewal or such other time as such boards of directors deem appropriate under the circumstances. The foregoing benefits and special benefits described in clauses (a) through (d) of this Section 4 shall be known collectively as the "Welfare Benefits."

5.      TERMINATION.

(a)     Termination Events: the Executive's employment shall terminate during
        ------------------
        the term of this Agreement upon the occurrence of any of the following events:

        (i)    the Executive's death;

        (ii) termination by the Employers of the Executive's employment for reasons of Disability (as hereinafter defined) upon fifteen (15) days written notice to the Executive;

        (iii) termination by the Employers of the Executive's employment for Cause (as hereinafter defined) upon written notice to the Executive;

        (iv) termination by the Employers of the Executive's employment other than for Cause (as hereinafter defined) upon thirty (30) days written notice to the Executive; or

        (v)    resignation of the Executive.

 (b)    Termination Definitions: The following words and phrases shall have the
        -----------------------
        meanings indicated below:

        (i) Disability. "Disability" shall mean the Executive's incapacity or inability to further perform services contemplated under this Agreement for a period of at least eighteen (18) months because of an impairment of his or her physical or mental health so as to make it impossible or impractical for the Executive to perform the duties and responsibilities contemplated hereunder.

        (ii) Cause. "Cause" shall mean personal dishonesty, willful or negligent misconduct, breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar minor offenses) or court or administrative order, or any removal or permanent prohibition of the Executive from participating in the conduct or affairs of Iroquois or a Member Bank by an order of any regulatory authority having jurisdiction.

        (iii)  Date of Termination.  "Date of Termination" shall mean:

               - with respect to termination due to the death or resignation of the Executive, the date of death or resignation;

               - with respect to termination due to Disability, fifteen (15) days following the giving of notice as referred to in Section 5(a)(ii) above;

               - with respect to termination by the Employers for Cause, the date notice is given to the Executive, as referred to in
                  Section 5(a)(iii) above;

               - with respect to termination by the Employers other than for Cause, thirty (30) days following the giving of notice as referred to in Section 5(a)(iv) above.

(c)     Employers' Obligations Upon Termination:
        ---------------------------------------

        (i) Death. If the Executive's employment is terminated by reason of the Executive's death during the term of this Agreement, this Agreement shall terminate without further obligation to any legal representative of the Executive, other than for any obligations accrued prior to the Executive's death, which shall be payable (in a lump sum) within thirty (30) days of the Date of Termination. Notwithstanding such termination, the Executive's legal representative shall be obligated to return Employer's property pursuant to Section 7 herein.

        (ii) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the term of this Agreement, this Agreement shall terminate (with the exception of Section 7 herein) without further obligation to the Executive, other than for any obligations accrued prior to the Executive's Date of Termination, which shall be payable (in a lump sum) within thirty
               (30) days of the Date of Termination.

        (iii) Cause. If the Executive's employment is terminated for Cause during the term of this Agreement, this Agreement shall terminate (with the exception of Section 7 herein) without further obligation to the Executive other than for any obligations accrued prior to the Executive's Date of Termination.

        (iv) Termination by the Employers other than for Cause. If, during the term of this Agreement, the Executive's employment shall be terminated by Employers other than for Cause, or for reasons other than the Executive's death, Disability or voluntary resignation, then the Executive shall be entitled to the benefits provided below:

               (A) The Employers shall pay to the Executive any accrued but unpaid base salary through the Date of Termination.

               (B) In lieu of any further base salary and annual incentive payments for periods subsequent to the Date of Termination, the Employers shall pay to the Executive, within thirty (30) days of the Date of Termination, a cash payment in an amount equal to 50 percent (hereinafter the "Severance Percentage") of the sum of (x) the Executive's annual base salary for the year in which the Executive is terminated and the two years immediately preceding the year of termination, divided by three, and (y) the Executive's target annual incentive (under the Iroquois Annual Management Incentive Compensation Plan) for the year in which the Executive is terminated and the annual incentive earned by the Executive over the two years immediately preceding the year of termination, divided by three.

               (C) The Employers shall continue to provide the Executive with Welfare Benefits in the amounts and upon the terms and conditions present immediately prior to the Date of Termination (and only to the extent the benefit is permissible under such contract or plan), for a Severance Period consisting of a number of months calculated based on the Severance Percentage applicable to the Executive where a Severance Percentage of 50% results in a Severance Period of SIX (6) months (the "Severance Period"); provided, however, that such Welfare Benefits shall cease upon the Executive's becoming eligible to receive substantially similar Welfare Benefits from a new employer.

               (D) For the period of months set forth in Schedule B attached, the Employers shall reimburse all reasonable expenses (as determined in the sole discretion of the appropriate board of directors) incurred by the Executive for professional outplacement services; provided, however, that such reimbursement shall not exceed that percentage of the Executive's annual base salary set forth in Schedule B and that such reimbursement shall be discontinued once the Executive attains employment in a position with duties, responsibilities and level of compensation substantially similar to his or her duties, responsibilities and level of compensation with the Employers.

         (v) Resignation. If the Executive's employment is terminated by reason of the Executive's voluntary resignation during the term of this Agreement, this Agreement shall terminate (with the exception of Section 7 herein) without further obligation to the Executive, other than for any obligations accrued prior to the Executive's resignation, which shall be payable (in a lump sum) within thirty (30) days of the Date of Termination.

(d) In the event the Executive's employment is terminated for any reason with either Iroquois or Member Bank, employment shall be terminated automatically with both Employers unless the non-terminating Employer shall agree in writing to continue the terms of this Agreement solely between the Executive and such non-terminating Employer.

(e) In the event this Agreement is not renewed at the discretion of the Board and without cause pursuant to Section 2 above, the Executive shall be entitled to:

        (i) the compensation and benefits described in Sections 3 and 4 above, for the remainder of the term of this Agreement; and

        (ii) if the Executive is no longer employed by the Employers or any affiliates of the Employers, those benefits described in Subsections (A), (B), (C) and (D) of Section 5(c)(iv) above.

6.      SUSPENSION.

If the Executive is suspended or temporarily prohibited from participating in the conduct or the affairs of Iroquois or Member Bank by action of any regulatory authority having jurisdiction, the obligations of the Employers under this Agreement shall be suspended as of the date of service of written notice of such suspension by such regulatory agency, unless stayed by appropriate proceedings. If the charges underlying such actions are dismissed, the Executive shall be entitled to reinstatement and any compensation withheld while the Employers' obligations under this Agreement were suspended.

7.      CONFIDENTIAL INFORMATION AND BUSINESS MATERIALS.

(a) During the term of this Agreement and for a period of two years following the termination or non-renewal of this Agreement, the Executive agrees to receive confidential and proprietary information of Employers and any affiliates in confidence, and not to disclose such information to others except as authorized by the relevant Employer or affiliate. Confidential and proprietary information shall mean information not generally known to the public that is disclosed to the Executive and is a consequence of employment by either Employer, whether or not pursuant to this Agreement.

(b) The Executive further covenants and agrees that every document, computer disc, computer software program, notation, record, diary, memorandum, development, investigation, file, or the like, and any method or manner of doing business of either Employer or any affiliate made or acquired by the Executive during employment, is and shall be the sole and exclusive property of such Employer or affiliate. The Executive will deliver the same (and every copy, disc, abstract, summary or reproduction of same made by or for the Executive or acquired by the Executive) whenever either Employer may so require and in any event prior to or at the termination of said employment.

(c) Employers and the Executive hereby acknowledge that the restrictions stated herein above are reasonably necessary for the protection of Employers' legitimate proprietary interests and Employers may enforce such provisions through action for specific performance.

8.      CHANGE OF CONTROL.

(a) In the event the Executive's employment is terminated (x) by the Employers for any reason other than for Cause, death or Disability, or
        (y) by the Executive for Good Reason (as defined in Section 8(d) below), within twenty-four (24) months following a Change Of Control (as defined in Section 8(b) below, or (z) by the Executive for any reason during the thirty (30) day period beginning on the first anniversary of a Change of Control, then:

        (i) The Employers shall pay the Executive, within thirty (30) days after the Date of Termination:

               (A) any accrued but unpaid base salary earned through the Date of Termination; and

               (B) a pro-rata incentive award in an amount equal to the product of (x) the target incentive amount which the Executive could earn for the year in which the Date of Termination occurs pursuant to the Iroquois Annual Management Incentive Plan, and (y) a fraction, the numerator of which is the number of days in the fiscal year through the Date of Termination, and the denominator of which is 365; and

               (C)    a lump-sum cash payment equal to 2.99 times the sum of:
                      (x) the Executive's base salary immediately preceding the Date of Termination, or immediately preceding the Change of Control, whichever is greater, and (y) the average annual incentive received by the Executive during the three years immediately preceding the Date of Termination (such cash payment being in lieu of any further base salary and annual incentive payments the Executive may have been entitled to pursuant to this Agreement).

        (ii) The Employer shall continue all Welfare Benefits received by the Executive for the Severance Period; provided, however, that such Welfare Benefits shall cease upon the Executive becoming eligible to receive substantially similar benefits from a new employer.

        (iii) For the period of months set forth in Schedule B attached, the Employers shall reimburse all reasonable expenses (as determined in the sole discretion of the appropriate board of directors) incurred by the Executive for professional outplacement services; provided, however, that such reimbursement shall not exceed that percentage of the Executive's annual base salary set forth in Schedule B and that such reimbursement shall be discontinued once the Executive attains employment in a position with duties, responsibilities and level of compensation substantially similar to his or her duties, responsibilities and level of compensation with the Employers.

(b)     For the purposes of this Agreement, a "Change Of Control" shall mean:
        (i) any "person," including a "group" as determined in accordance with the Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of Iroquois representing 20% or more of the combined voting power of the then outstanding securities of Iroquois; (ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a "Transaction"), the persons who were directors of Iroquois before the Transaction shall cease to constitute a majority of the board of directors of Iroquois or any successor of Iroquois, (iii) Iroquois is merged or consolidated with another corporation and as a result of the merger or consolidation less than 80% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of Iroquois, other than (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation;
        (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of Iroquois representing 20% or more of the combined voting power of Iroquois' then outstanding voting securities; or (v) Iroquois transfers substantially all of its assets to another corporation which is not controlled by Iroquois.

(c) Iroquois agrees that during the term of this Agreement, any options granted to the Executive under the 1988 Stock Option Plan, as amended, or the 1996 Stock Option Plan, as amended, or any other similar plan subsequently instituted by the Employers (collectively the "Plans"), shall provide that the Executive may, upon a Change Of Control of Iroquois, and without regard to any restrictions on exercise that may otherwise apply, within twelve (12) months of the date the Executive receives written notice of such Change Of Control, (i) surrender such option or options for a cash payment equal to the difference between the aggregate option exercise price and the aggregate fair market value of the shares of stock subject to the option, as such fair market value is determined in accordance with the Plan, or (ii) exercise such option or options, whether or not such options are exercisable pursuant to the terms of the Plans.

(d)     For purposes of this Section 8, "Good Reason" shall mean:

        (i) assignment to the Executive of any duties inconsistent with his or her status as an executive officer of Iroquois or a Member Bank, or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change Of Control;

        (ii) reduction of the Executive's base salary as in effect immediately preceding the Change of Control, or any reduction in the Executive's normative incentive award percentage or any change in the method for applying the normative incentive award percentage to determine the Executive's incentive award, which would materially reduce such incentive award;

        (iii) failure by the Employers to continue to provide the Executive with Welfare Benefits substantially similar to those received by the Executive immediately preceding the Change of Control; or

        (iv) the relocation of the Employers principal executive offices and the principal offices occupied by the Executive more than a reasonable distance from their current location.

        In the event the Executive terminates employment for Good Reason, the Date of Termination shall mean the date on which the Executive notifies the Employers of such termination.

(e) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement or provided for the benefit of the Executive under any other plan or agreement of or with the Employers (each such payment of benefit, a "Payment," and such payments and benefits collectively, the "Payments"), would be subject to the excise tax imposed under Sections 4999 and 280G of the Internal Revenue Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the "Excise Tax"), the Payments shall be reduced to the maximum amount which may be paid so that no such Payment shall be subject to the Excise Tax. If necessary, the Employers shall reduce or eliminate the Payments by first reducing or eliminating the payments due under Section 8(a)(i)(B) above, then by reducing or eliminating the amounts payable under Section 8(a)(i)(C), and then by reducing or eliminating benefits which are not payable in cash, in each case, in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Date of the Termination.

9.      COMPLIANCE WITH LAWS.

Any payments made to the Executive pursuant to this Agreement, or otherwise, by Iroquois or a Member Bank, are subject to and conditioned upon compliance with all federal and state laws and regulations as may be applicable at the time to Iroquois, the Member Bank or any other affiliate for which the Executive has been assigned direct duties or responsibilities, including without limitation,
Section 18(k) of the Federal Deposit Insurance Act.

10.     BINDING EFFECT; BENEFITS.

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, except that insofar as the Executive is concerned, this Agreement, being personal, cannot be assigned.

11.     NOTICES.

All notices and other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered or mailed by registered or certified mail, postage prepaid, to the following addresses or such other address as any party hereto shall have specified by a notice in writing to the other parties hereto:

        If to the Executive:                Anthony Shay
                                            9 Hawthorne Woods
                                            Skaneateles, New York  13152

        If to Iroquois:           Iroquois Bancorp, Inc.
                                            115 Genesee Street
                                            Auburn, New York  13021
                                            Attn:  Chairman of the Board

        If to Member Bank:                  Cayuga Savings Bank
                                            115 Genesee Street
                                            Auburn, New York  13021
                                            Attn:  Chairman of the Board

All such notices and communications shall be deemed to have been received on the date of delivery thereof or the fifth business day after the mailing thereof, whichever is earlier. A copy of any notice to either Iroquois or to Member Bank shall be sent promptly by the Executive to the other.

12.     ENTIRE AGREEMENT.

This Agreement contains the entire agreement between the parties hereto and supersedes all other discussions and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

13.     AMENDMENT AND WAIVERS.

This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement or any such modification or amendment is sought. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

14.     SECTION AND OTHER HEADINGS.

This section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to control or affect the meaning or construction of any provision of this Agreement.

15.     SEVERABILITY.

If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this Agreement shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforeceable the remaining terms and provisions of this Agreement.

16.     GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.



IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first above written.

IROQUOIS BANCORP, INC.

By:  /s/ Richard D. Callahan                       /s/ W. Anthony Shay
    ---------------------------------            -------------------------------
        Its:  President & CEO                      [the Executive]

Member Bank

By:  /s/ Richard D. Callahan
     --------------------------------
        Its:  President & CEO

                                   SCHEDULE A

In accordance with Section 4(d) of the Agreement, the Executive shall be entitled to the following "special fringe benefits" in addition to his or her regular benefits:

1) Bi-annual physical examination per the Iroquois Bancorp Physical Examination Policy

                                   SCHEDULE B

In accordance with Sections 5(c)(iv)(C) and 8(a)(iii) of the Agreement, the Executive shall be entitled, based upon his or her position, to the reimbursement of outplacement expenses for the number of months set forth in the table below and up to the percentage (also set forth below) of the Executive's annual base salary immediately preceding his or her Date of Termination:

--------------------------------------------------------------------------------
                                           NUMBER OF              PERCENTAGE OF
                 POSITION                    MONTHS                BASE SALARY
--------------------------------------------------------------------------------

Other Executives                               6                       10%